 EXHIBIT 99.1

McMoRan Exploration Co. Establishes

Production at Eugene Island Block 193 – Deep Tern

and Updates Gulf of Mexico Drilling Activities

NEW ORLEANS, LA, January 5, 2005 – McMoRan Exploration Co. (NYSE: MMR) announced today that on December 30, 2004, it established production from the Deep Tern C-2 well at Eugene Island Block 193 at an initial rate of approximately 17 million cubic feet of gas equivalents per day (mmcfe/d) on a 20/64th choke with flowing tubing pressure of 12,650 pounds per square inch.   As previously announced, the Deep Tern C-2 well was drilled to a total measured depth of 20,731 feet in November 2004 and logged approximately 340 gross feet of hydrocarbons in five Basal Pliocene and Upper Miocene pay zones.

Initial production was established through approximately 80 feet of perforations in the deepest Miocene interval.  Following depletion of this reservoir, the shallower pay zones could be recompleted.  Since the Eugene Island 193 lease is eligible for royalty relief on the first 10 billion cubic feet (Bcf) of natural gas production, McMoRan’s net revenue interest will approximate 45 percent until 10 Bcf is produced.  After 10 Bcf of production, McMoRan's net revenue interest will be 37 percent in the deeper Basal Pliocene and Upper Miocene sections of the well.

Operations have commenced to sidetrack McMoRan’s C-1 well to drill a take point for the Basal Pliocene gas reserves proven by 86 gross feet of hydrocarbon-bearing sands logged in the C-2 well.  McMoRan holds a 20.6 percent net revenue interest in the C-1 sidetrack.  McMoRan plans to drill an offset well (D-1 offset) to delineate and develop the multiple gas sands encountered in the C-2 discovery.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “The Deep Tern discovery was brought on production less than two months after reaching total depth in the well.  This project is an excellent example of how existing infrastructure adds significant value to discoveries in our deep shelf exploration activities.  We are enthusiastic about the opportunities available from our active deep shelf program as well as our progress in establishing an LNG terminal at our Main Pass Energy HubTM project.”

During 2004, McMoRan and its private partner participated in eleven exploration wells; four discoveries, three currently drilling to reach objective exploration depths and four noncommercial wells.  Our four 2004 discoveries were Deep Tern, Minuteman at Eugene Island Block 213, Dawson Deep at Garden Banks Block 625 and Hurricane Upthrown at South Marsh Island Block 217.  The Deep Tern C-2 well was brought on production on December 30, 2004.  The Minuteman discovery is expected to be producing in the first quarter of 2005 using McMoRan’s facilities at Eugene Island Block 215.  Estimated timing of first production at Dawson Deep is pending the final development plan.  McMoRan owns a 33.3 percent working interest and a 24.3 percent net revenue interest in the Minuteman well.  McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep well. Hurricane Upthrown is drilling toward additional exploration objectives.

McMoRan also provided the following update on its Gulf of Mexico exploration drilling activities where it has 4 wells currently in progress:

The Hurricane Upthrown prospect, which commenced drilling on September 7, 2004, is currently drilling below 18,800 feet towards a proposed total depth of 19,500 feet.  Log-while-drilling tools, confirmed with wireline logs, have indicated that the well encountered two hydrocarbon bearing sands in the Rob-L section of the middle Miocene with a total gross interval of approximately 205 feet.  Production from the well would utilize the Tiger Shoal facilities being used to produce the Mound Point/JB Mountain wells.  McMoRan will operate the completion of the Hurricane Upthrown well and holds a 27.5 percent working interest and a 19.4 percent net revenue interest.  McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.

The Blueberry Hill well at Louisiana State Lease 340 in the JB Mountain/Mound Point area, which commenced drilling on November 2, 2004, is currently drilling below 14,700 feet towards a total depth of 22,000 feet.  McMoRan operates Blueberry Hill, located on Louisiana State Lease 340, seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery.  McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well.

The West Cameron Block 43 No. 3 exploratory well, which commenced drilling on November 6, 2004, is currently drilling below 14,700 feet towards a total proposed depth of 17,500 feet.  McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 well.

The Caracara prospect at Vermilion Blocks 227/228, which commenced drilling on November 14, 2004, is currently drilling below 15,100 feet.  The well has a proposed total depth of 18,000 feet.  McMoRan has a 33.3 percent working interest and a 27.8 percent net revenue interest in the well.

In December 2004, the Gandalf well at Mustang Island Blocks 829/830 reached a total depth of 12,010 feet and was evaluated to be nonproductive.  The well has been plugged and abandoned.  McMoRan will record an approximate $1.7 million charge to exploration expense in its fourth quarter results for costs incurred on the well through December 31, 2004.  In December 2004, the King of the Hill well at High Island Block 131 reached a total depth of 17,325 feet.  In January 2005, the well was evaluated to be nonproductive.  The well will be plugged and abandoned.  McMoRan will record an approximate $4.8 million charge to exploration expense in its fourth quarter results for costs incurred on the well through December 31, 2004.

McMoRan expects to commence drilling at least four additional wells in the first quarter of 2005 including Delmonico in Louisiana state waters near the Lake Sand Field, Viceroy (also referred to as Bayou Sale) onshore Louisiana in St. Mary’s Parish, King Kong at Vermilion Blocks 16/17 and Korn at South Timbalier Block 98.  McMoRan currently has rights to approximately 250,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

Hurricane Upthrown, West Cameron Block 43, Caracara, King Kong, Korn, JB Mountain Deep and Falcon are eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines.  Depending upon applicability of the royalty relief eligibility criteria, each of the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf.  McMoRan expects that royalty relief would be available on additional deep shelf prospects being planned for drilling.

Our near-term activities include the following wells:

	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
In-Progress Wells
South Marsh Island Block 217 "Hurricane Upthrown" (1)	27.5%	19.4%	10'	19,500'	September 7, 2004
Louisiana State Lease 340 “Blueberry Hill”	35.3%	24.2%	10'	22,000'	November 2, 2004
West Cameron Block 43 (1)	23.4%	18.0%	30'	17,500'	November 6, 2004
Vermilion Blocks 227/228 "Caracara" (1)	33.3%	27.8%	115'	18,000'	November 14, 2004
Eugene Island Block 193 "C-1 Sidetrack"	26.7%	20.6%	90'	17,100'	January 2005
Near-Term Wells
Lake Sand Field “Delmonico”	25.0%	18.8%	10'	19,000'	First-Quarter 2005
Bayou Sale “Viceroy”	25.0%	18.5%	Onshore	19,000'	First-Quarter 2005
Vermilion Blocks 16/17 “King Kong” (1)	40.0%	29.2%	12'	19,000'	First-Quarter 2005
South Timbalier Block 98 “Korn” (1)	18.8%	15.4%	60'	23,000'	First-Quarter 2005
South Marsh Island Block 224 "JB Mountain Deep" (1)	27.5%	19.4%	10'	23,000'	Second-Quarter 2005
East Cameron Block 342 "Falcon" (1)	25.0%	18.8%	260'	19,000'	First-Half 2005

(1) Eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration, development and production activities and the potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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